Calculation of Filing Fee Tables
S-8
JONES SODA CO.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value	Other	5,621,845	$ 0.2644	$ 1,486,415.82	0.0001381	$ 205.27
Total Offering Amounts:						$ 1,486,415.82		$ 205.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 205.27
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, no par value per share (the "Common Stock"), of Jones Soda Co. (the "Company"), which become issuable under the Jones Soda Co. 2022 Omnibus Equity Incentive Plan (the "2022 Plan") by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions. Represents an aggregate of 5,621,845 additional shares of Common Stock available for issuance under the 2022 Plan as a result of increases pursuant to an "evergreen" provision contained in the 2022 Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on the OTCQB Marketplace on June 15, 2026, which was $0.2644 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources